Exhibit 99.1

OncoGenex Pharmaceuticals, Inc. Reports Financial Results for Third Quarter 2016

BOTHELL, WA, and VANCOUVER, British Columbia, Nov. 10, 2016 – OncoGenex Pharmaceuticals, Inc. (NASDAQ: OGXI) today announced its third quarter 2016 financial results.

Recent Events

•

In November 2016, the company announced positive survival results from the final analysis of the Phase 2 Borealis-2™ trial of apatorsen in combination with docetaxel treatment that enrolled 200 patients with metastatic bladder cancer whose disease had progressed following first-line platinum-based chemotherapy.  The company does not currently intend to fund further development of apatorsen in bladder cancer without a collaboration partner.

•	Also in November 2016, OncoGenex discontinued the development of its custirsen program after the AFFINITY and ENSPIRIT Phase 3 clinical trials failed to meet their primary endpoints.

Financial Results

As of September 30, 2016, the company’s cash, cash equivalents, and short-term investments were $32.5 million compared with $55.2 million as of December 31, 2015. Based on current expectations, OncoGenex believes that its cash, cash equivalents, and short-term investments will be sufficient to fund its currently planned operations for at least the next 12 months.

Revenue for the three and nine months ended September 30, 2016 decreased to zero and $5.1 million, respectively, from $6.7 million and $12.1 million for the three and nine months ended September 30, 2015, respectively. The advanced reimbursement payment made by Teva, as part of the Termination Agreement, was deferred and recognized as collaboration revenue on a dollar for dollar basis as costs were incurred as part of the continuing research and development activities related to custirsen. The decrease in collaboration revenue in 2016 as compared to 2015 was due to the full recognition of the remaining amounts of deferred revenue in 2016.

Total operating expenses for the three and nine months ended September 30, 2016 were $4.4 million and $20.2 million, respectively, compared to $11.4 million and $27.4 million for the three and nine months ended September 30, 2015, respectively.

Net loss for the three and nine months ended September 30, 2016 was $3.7 million and $14.3 million, respectively, compared to $4.6 million and $15.1 million for the three and nine months ended September 30, 2015, respectively.

As of November 10, 2016 OncoGenex had 30,020,294 shares outstanding.

OncoGenex is continuing work with MTS Health Partners in the exploration of strategic alternatives as announced in mid-August.

About OncoGenex and Apatorsen

OncoGenex is a biopharmaceutical company committed to the development and commercialization of new therapies that address treatment resistance in cancer patients. The company’s lead compound,

apatorsen (OGX-427), is designed to inhibit production of Hsp27, disable cancer cells' defenses and overcome treatment resistance. Hsp27 is an intracellular protein that protects cancer cells by helping them survive, leading to resistance and more aggressive cancer phenotypes. Both the potential single-agent activity and synergistic activity of apatorsen with cancer treatments may increase the overall benefit of existing therapies and augment the durability of treatment outcomes, which could lead to increased patient survival. More information is available at www.OncoGenex.com and at the company's Twitter account: https://twitter.com/OncoGenex_IR.

OncoGenex' Forward Looking Statements
This press release contains forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995, including, but not limited to, statements regarding the potential benefits and potential development of our product candidates, clinical development plans and business strategies. All statements other than statements of historical fact are statements that could be deemed forward-looking statements. These statements are based on management's current expectations and beliefs and are subject to a number of risks, uncertainties and assumptions that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements are subject to risks and uncertainties, including, among others, the risk of failure or delays in our ongoing and future clinical trials, the risk that any of our product candidates will receive regulatory approval or will be successfully commercialized, the risk that new developments in the rapidly evolving cancer therapy landscape require changes in our business strategy or clinical trial plans, or limit the potential benefits of our product candidates, the risk that we are unable to raise on acceptable terms the capital needed to complete our clinical trials, the risk that our product candidates do not demonstrate the hypothesized or expected benefits and the other factors described in our risk factors set forth in our filings with the Securities and Exchange Commission from time to time, including the Company's Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. The Company undertakes no obligation to update the forward-looking statements contained herein or to reflect events or circumstances occurring after the date hereof, other than as may be required by applicable law.

Borealis-2™ is a registered trademark of OncoGenex Pharmaceuticals, Inc.

OncoGenex Contact:

Jim DeNike

jdenike@oncogenex.com

(425) 686-1514

Consolidated Statements of Loss
(In thousands, except per share and share data)
(unaudited)

	Three months ended September 30,		Nine months ended September 30,
	2016	2015	2016	2015

Collaboration revenue	$-	$6,737	$5,062	$12,136

Operating expenses:
Research and development	3,782	8,303	13,086	18,520
General and administrative	1,864	3,125	6,638	8,890
Restructuring costs (recovery)	(31)	-	392	-
Recovery of lease termination loss	(1,250)	-	(1,250)	-
Litigation settlement loss	-	-	1,375	-
Total operating expenses	4,365	11,428	20,241	27,410
Loss from operations	(4,365)	(4,691)	(15,179)	(15,274)
Other income (expense)	675	141	893	197
Net loss	$(3,690)	$(4,550)	$(14,286)	$(15,077)

Basic and diluted net loss per share	$(0.12)	$(0.16)	$(0.48)	$(0.60)

Weighted average number of basic and diluted common shares	30,013,928	28,538,918	29,925,219	24,914,844

Consolidated Balance Sheets
(In thousands)

			September 30,	December 31,
			2016	2015
			(unaudited)
Assets:
Cash, cash equivalents, short term investments and restricted cash			$32,727	$55,458
Interest receivable			36	111
Prepaid expenses and other current assets			1,805	2,001
Property, equipment and other assets			506	639
Total assets			$35,074	$58,209

Liabilities and stockholders' equity:
Accounts payable and accrued liabilities			$10,181	$13,217
Current portion of long-tem obligations			57	52
Warrant liability			350	1,105
Lease termination liability			-	1,250
Deferred collaboration revenue			-	5,040
Long term liabilities			67	105
Stockholders' equity			24,419	37,440
Total liabilities and stockholders' equity			$35,074	$58,209